Exhibit 99.1

ZOMAX REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Operating Performance Improves

Company to Implement Additional Cost Reduction Actions

Board Authorizes $10 Million Share Repurchase Program

MINNEAPOLIS, MN, November 8, 2005 - Zomax Incorporated (Nasdaq: ZOMX) today reported financial results for its third quarter ended September 30, 2005. The results for the quarter reflect slightly lower than expected revenue, improved operating margins and $15.7 million in charges.  Revenues in the quarter were $38.1 million, a decrease of 17% from the $45.7 million in revenues reported in the third quarter of 2004. Net loss for the third quarter of 2005 was $18.1 million, or $0.55 per share, compared with a net loss of $6.0 million, or $0.19 per share, in the third quarter of 2004.

The net loss in the third quarter included a non-cash charge of $15.2 million, or $0.47 per share, to record a valuation allowance against the Company’s net deferred tax assets, consistent with the provisions of SFAS No. 109.  Additionally, pre-tax charges of approximately $0.5 million, or $0.01 per share, were recorded arising from previously announced restructuring activities in the Company’s Ireland and Fremont, California operations as well as an adjustment to litigation reserves relative to the previously announced settlement of the class action lawsuit. Third quarter 2004 results included a charge of $7.5 million, or $0.16 per share, resulting from the establishment of a reserve for the settlement of securities related legal matters.

“During the third quarter, our gross margin consistently improved as we began to realize benefits from our restructuring activities,” said Anthony Angelini, President and CEO. “The execution of our CD/DVD replication capacity realignment, as well as the results of our first steps to lessen the vertical integration of our operations, provides us with the foundation to maintain the gross margin momentum into the fourth quarter and beyond.  We also were able to reduce SG&A expenses before restructuring costs, as compared with the second quarter, and continue to explore additional strategies to lower our overall costs.  As part of this effort, after a careful study of our North American assembly and fulfillment infrastructure, we have elected to close our Fremont, California facility. We will be transferring assembly, fulfillment and customer care activities from this facility to other Zomax operations.

“Our efforts to streamline our infrastructure are beginning to have a meaningful impact on our results,” added Mr. Angelini.  “During the third quarter, we were encouraged that we were able to reduce our operating loss, before restructuring charges, by approximately 50% compared with the first quarter of the year, despite 10 percent lower revenue compared with the same period.

“Management’s near term strategy is to return the Company to profitability through continued focus on margin improvement, operating efficiencies and further streamlining of overhead costs,” said Mr. Angelini.  “The longer term goal remains to achieve growth by executing on the strategy to transform Zomax into a supply chain program management company, fully capable of developing best-in-class solutions for customers’ requirements.  We took initial steps towards implementing this strategy during the third quarter by improving utilization of our internal capacity and supplementing that through external relationships while maintaining our service levels and improving margins.  We are pleased with the results achieved to date.”

Share Repurchase Program Authorized

In addition, Zomax announced today the authorization by the Board of Directors of a $10 million share repurchase program.  “Our Board of Directors authorized the share repurchase program because it believes this is an appropriate action at this time,” said Mr. Angelini.  “The combination of our strong balance sheet and our expectations for future cash generation provides us with an opportunity to execute a share repurchase program while at the same time investing to enhance our future growth prospects,” he added.

Under the share repurchase program authorized by the Board, the Company may repurchase shares from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the open market. December 31, 2006 was established as a time limit for executing against the authorized buyback program. Such purchases will be at times and in amounts management deems appropriate and may be discontinued at any time.

“At the end of the third quarter, our cash balance was $44 million, primarily due to timing issues related to one large customer payment that we received after the quarter end and an approved tax refund that we expected but did not receive by September 30, 2005,” added Dick Barnes, EVP & CFO.  “Going forward, the restructuring activity surrounding our Fremont, California facility will result in restructuring charges of approximately $1.8 million for employee liabilities, retention and related facility transition activities. Closure of the facility is expected to be completed in early 2006. Savings to be expected from this action should result in a payback of these one time costs in less than six months.

“The decision to establish a valuation allowance against our deferred tax asset,” continued Mr. Barnes, “was taken in accordance with GAAP and SFAS No. 109 which places primary importance on the Company’s most recent operating results when assessing the need for a valuation allowance. While management continues to believe our actions to restructure the cost base and strategically reposition the Company will ultimately result in profitability, three years of historical operating losses generally dictate prudence in assessing the deferred tax asset. The Company intends to maintain the valuation allowance for its net deferred tax asset and loss carryforwards until sufficient positive evidence exists to support reversal of the reserve. Going forward this means we will not tax effect income or losses for accounting purposes, other than in Canada where we are in a tax payable position, until such time as we revisit the establishment of the reserve.”

Outlook

Looking ahead to the fourth quarter of 2005, the Company is currently forecasting revenues in the mid $40 million range. Gross margin should again show sequential improvement versus the third quarter reflecting both the impact of the previous restructuring actions as well as higher volumes and improved utilization. SG&A expenses are expected to show sequential improvement as well. Excluding restructuring costs primarily arising from the closure of the

Fremont facility of approximately $0.05 per share, the Company expects an operating loss of approximately $2 million, or approximately $0.05 to $0.06 per share. Per share figures quoted above are not tax effected consistent with establishing the deferred tax valuation allowance.

Conference Call

Zomax will host a conference call and webcast, today, November 8, 2005 beginning at 4:30 p.m. Central Time, to discuss the Company’s third quarter 2005 results, outlook for fourth quarter 2005 and current corporate developments.

To participate in this conference call, please dial 800-240-5318 for domestic callers or 303-262-2139 for international callers.  A replay of the conference call will be available for seven days by calling 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using passcode 11041717#.  The conference call will also be available by webcast.  Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax

Zomax helps companies more efficiently bring their products and content to market worldwide.  Our comprehensive program management approach helps companies develop, manage and improve their rapidly changing product and program supply chains.  Zomax’s solutions leverage a modular suite of supply chain services that include project management, data management, customer contact and e-commerce services, sourcing management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 11 facilities across the United States, Canada, Mexico and Ireland. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to our expectations of future performance and events including our anticipated return to profitability; revenue growth; gross margin improvements; costs, timing and savings related to the closing of the Fremont, California facility; the impact of other restructuring activities; and the implementation of a $10 million share repurchase program.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursuing profitable growth in our business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; our ability to effect the Fremont, California facility closing as planned; our ability to implement the planned share repurchase program; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1 of our 2004 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

Company Contacts:	Investor/Media Contact:
Anthony Angelini	Douglas Sherk/Jennifer Beugelmans
President and CEO	CEO/Senior Vice President
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Dick Barnes	Media Contact:
EVP and CFO	Steve DiMattia, Senior VP
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(646) 277-8706

ZOMAX INCORPORATED

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 24, 2004(1)	September 30, 2005	September 24, 2004(1)
Revenue	$38,094	$45,718	$122,860	$140,835

Cost of revenue	33,972	38,496	113,626	118,643

Gross profit	4,122	7,222	9,234	22,192

Selling, general and administrative expenses	8,695	9,207	28,656	28,234
Restructuring costs	313	—	2,722	—
Litigation reserve adjustment	215	7,500	(2,030)	7,500

Operating loss	(5,101)	(9,485)	(20,114)	(13,542)

Gain on sale of available-for-sale securities	—	—	—	2,770
Other income, net	418	261	1,189	581

Loss before income taxes	(4,683)	(9,224)	(18,925)	(10,191)

Income tax expense (benefit)	13,452	(3,187)	9,037	(3,142)

Net loss	$(18,135)	$(6,037)	$(27,962)	$(7,049)

Loss per share:

Basic	$(0.55)	$(0.19)	$(0.86)	$(0.22)

Diluted	$(0.55)	$(0.19)	$(0.86)	$(0.22)

Weighted average common shares outstanding:

Weighted average common shares outstanding	32,687	32,503	32,644	32,669

Dilutive effect of stock options	—	—	—	—

Weighted average common and diluted shares outstanding	32,687	32,503	32,644	32,669

(1) We have restated our first, second and third quarter 2004 condensed consolidated financial statements for misstatements discovered in our Ireland subsidiary

ZOMAX INCORPORATED

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	September 30, 2005	December 31, 2004
ASSETS:

Current Assets:

Cash and cash equivalents	$44,161	$41,092

Available-for-sale securities	—	19,200

Accounts receivable, net	25,632	36,180

Inventories, net	15,264	14,633

Other current assets	7,526	12,114

Total current assets	92,583	123,219

Property and equipment held for use, net	30,999	35,408

Available-for-sale securities	1,146	3,624

Deferred income taxes	—	5,903

	$124,728	$168,154

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Accounts payable	$12,174	$20,710

Accrued expenses	14,519	19,177

Total current liabilities	26,693	39,887

Other long term liabilities	696	155

Total liabilities	27,389	40,042

Shareholders’ equity:

Common stock	62,563	62,134

Retained earnings	28,899	56,861

Accumulated other comprehensive income	5,877	9,117

Total shareholders’ equity	97,339	128,112

	$124,728	$168,154